EXHIBIT 21.1

SUBSIDIARIES OF THE TRADE DESK, INC.

The UK Trade Desk Ltd (United Kingdom)

The Trade Desk Cayman (Cayman Islands)

The Trade Desk Australia PTY LTD (Australia)

The Trade Desk GmbH (Germany)

The Trade Desk Korea Yuhan Hoesa (South Korea)

The Trade Desk (Singapore) PTE. LTD. (Singapore)

The Trade Desk Japan K.K. (Japan)

The Trade Desk Limited (Hong Kong)

(Cui Yi Information Science and Technology (Shanghai) Company Limited)

The Trade Desk France SAS (France)

The Trade Desk Spain srl (Spain)